SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 1, 2001

Date of Report (date of earliest event reported)

AURORA BIOSCIENCES CORPORATION

(Exact name of Registrant as specified in charter)

Delaware	0-22669	33-0669859

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11010 N. Torreyana Road
San Diego, California 92121

(Address of principal executive offices)
Registrant’s telephone number, including area code: (858) 404-6600

N/A

(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS
SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
CONSOLIDATED FINANCIAL STATEMENTS INDEX
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
INDEPENDENT AUDITORS' REPORT
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Stockholders' Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements
ITEM 7.(c) Exhibits.
SIGNATURE
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 23.3

ITEM 5. OTHER EVENTS

The following information reflects the historical consolidated financial statements of Aurora Biosciences Corporation for the periods presented after giving retroactive effect to the merger of Aurora Biosciences Corporation and PanVera Corporation on March 1, 2001, which has been accounted for using the pooling of interests method.

SELECTED FINANCIAL DATA

The data set forth below should be read in conjunction with the financial statements and accompanying notes included elsewhere in this document.

	Years ended December 31,

	2000	1999	1998	1997	1996

	(in thousands, except per share amounts)
Statement of Operations Data:

Revenue	$75,155	$58,327	$33,511	$19,788	$5,569

Operating expenses:

Cost of revenue	39,563	31,656	27,110	9,792	1,955

Research and development	16,172	12,849	18,204	6,168	5,084

Selling, general and administrative	18,181	14,787	8,100	4,812	2,169

Total operating expenses	73,916	59,292	53,414	20,772	9,208

Income (loss) from operations	1,239	(965)	(19,903)	(984)	(3,639)

Interest and other, net	5,633	1,866	2,510	1,873	665

Interest expense	(1,084)	(1,050)	(740)	(380)	(76)

Income (loss) before income taxes	5,788	(149)	(18,133)	509	(3,050)

Benefit from (provision for) income taxes	(870)	(39)	212	(20)	—

Net income (loss)	$4,918	$(188)	$(17,921)	$489	$(3,050)

Basic income (loss) per share	$0.23	$(0.01)	$(1.00)	$0.05	$(1.16)

Diluted income (loss) per share	$0.20	$(0.01)	$(1.00)	$0.03	$(1.16)

Shares used in computing:

Basic income (loss) per share	21,548	18,655	17,972	10,806	2,625

Diluted income (loss) per share	24,094	18,655	17,972	17,437	2,625

	December 31,

	2000	1999	1998	1997	1996

	(in thousands)
Balance Sheet Data:

Cash, cash equivalents and investments	$106,637	$37,153	$28,986	$50,229	$14,752

Total assets	168,255	74,893	55,175	66,100	20,711

Notes payable and capital lease obligations, less current portion	9,956	11,310	5,452	4,274	1,111

Accumulated deficit	(17,814)	(22,337)	(22,148)	(4,227)	(4,716)

Total stockholders’ equity	127,114	42,683	39,844	55,826	17,878

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Form 8-K contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Actual results could differ materially from those in the forward-looking statements as a result of a number of factors, including the ability to attract additional collaborative partners, development or availability of competing systems, the ability to meet existing collaborative commitments, risks associated with strategic opportunities, acquisitions or investments, the ability to effectively manage growth and the risks associated with our dependence on patents and proprietary rights. You are encouraged to review the risk factors discussed in “Business — Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 and in subsequent filings on Form 10-Q for a more complete discussion of those risks and uncertainties.

Overview

Aurora Biosciences Corporation is a drug discovery company that develops and commercializes technologies, products and services to accelerate the discovery of new medicines. Our core technologies include a broad portfolio of proprietary fluorescence assays and screening platforms designed to provide an integrated solution for drug discovery. Our fluorescence assay technologies include our GeneBLAzer, GenomeScreen, Vivid and PhosphoryLIGHT technologies, as well as a broad collection of fluorescent proteins. Our screening platforms include our ultra-high throughput screening system, the UHTSS Platform, and our automated master compound store, the AMCS Platform, as well as our ion channel screening platform, which includes our proprietary voltage sensor probes and voltage ion probe reader, the VIPR subsystem. We also provide assay development and screening services as part of our drug discovery collaborations. In addition, as a result of our acquisition of PanVera Corporation in March 2001, we are engaged in the development, manufacture and worldwide supply of protein drug targets and drug screening assays for high-throughput screening, and we also serve as a distributor of biotechnology products for other companies.

We believe that we are a leading provider of proprietary drug discovery solutions for all major classes of gene targets, including receptors, ion channels and enzymes. To capture more value from our technologies and drug discovery capabilities, we are currently launching our Big Biology initiative, an internal drug discovery program designed to rapidly identify promising drug candidates within all major classes of gene targets. Our technologies and drug discovery capabilities have been commercially validated by over 20 major life sciences companies and research organizations.

In October 2000, we acquired Quorum Sciences, Inc. and in March 2001 we acquired PanVera Corporation. Both acquisitions have been accounted for under the pooling of interests method. Accordingly, Management’s Discussion and Analysis of Financial Condition and Results of Operations reflects the financial condition and results of operations for both merged entities for all periods presented as if the companies had been combined since the inception of Aurora.

On April 30, 2001, we announced that we had entered into a definitive agreement with Vertex Pharmaceuticals Incorporated (“Vertex”) whereby Vertex will acquire us in a stock-for-stock transaction. Under terms of the agreement, each share of our common stock will convert into shares of newly issued Vertex common stock at a fixed ratio of 0.62 shares of Vertex common stock for each share of our common stock. Upon completion of the merger, outstanding options to purchase shares of our common stock will become options to purchase shares of Vertex common stock, at the same exchange ratio of 0.62. The transaction is intended to be accounted for as a pooling of interests. The merger, which has been unanimously approved by our Board of Directors and the Board of Directors of Vertex, is expected to close in the third quarter of 2001, subject to approval by our shareholders and the shareholders of Vertex, regulatory approval, and other closing conditions.

We had an accumulated deficit of $17.8 million as of December 31, 2000. We may encounter significant fluctuations in our quarterly financial performance depending on factors such as revenue from existing and future contracts and collaborations, timing of the delivery of technologies and systems, completion of contracted service commitments to our customers and integration of acquired businesses. We may also continue to enter into strategic transactions and programs which could include acquisitions of other companies, joint ventures, collaborations, divestitures, reorganizations and research and development undertakings. Accordingly, our results of operations for any period may not be comparable to, or predictive of, the results of operations for any other period.

Revenue is predominately derived from sales of services, technology and instruments and intellectual property licenses. Revenue to date has been generated from a limited number of customers in the life sciences industry in the United States and Europe. Many of our agreements provide for future milestone payments from drug development achievements and royalties from the sale of products derived from certain of our technologies. However, customers may not ever generate products from technology provided by us and thus we may not ever receive milestone payments or royalties. We believe our ability to maintain profitability is not dependent on receipt of milestone payments or royalties.

Results of Operations

Years Ended December 31, 2000, 1999 and 1998

Revenue
Revenue increased 29% to $75.2 million in 2000 from $58.3 million in 1999, which was an increase of 74% from $33.5 million in 1998. The increase in 2000 resulted primarily from progress under a five-year services, systems and technology access collaborative agreement with Pfizer executed in 1999 and new agreements executed in late 1999 or 2000, including a collaborative research agreement with the Cystic Fibrosis Foundation and ion channel technology agreements with American Home Products, GlaxoSmithKline, R.W. Johnson Pharmaceutical Research Institute, N.V. Organon and Senomyx. Also contributing to the revenue increase in 2000 was a $3.0 million increase in sales revenue associated with PanVera Corporation. The increase in 1999 as compared to 1998 resulted primarily from new agreements executed during the year, including the Pfizer agreement, drug discovery services agreements with Pharmacia & Upjohn and F. Hoffman-LaRoche, and licensing agreements with Clontech Laboratories and ZymoGenetics. Increased revenue under a collaborative agreement with Bristol-Myers Squibb executed in 1996 also contributed to the overall increase in revenue in 1999.

Expenses
Total operating expenses increased 25% to $73.9 million in 2000 from $59.3 million in 1999, which was an increase of 11% from $53.4 million in 1998. The increases in operating expenses for both 2000 and 1999 resulted primarily from our revenue growth, increased staffing levels, product development efforts, drug discovery services offerings, research and development programs, including our Big Biology initiative, and mergers and acquisition activity.

Cost of revenue increased 25% to $39.6 million in 2000 from $31.7 million in 1999, which was an increase of 17% from $27.1 million in 1998. In addition to the growth of operations and increased product sales as noted above, the increases in cost of revenue for both 2000 and 1999 were primarily a result of increased purchases of materials and increased technology development expenses related to the development of the UHTSS Platform, the AMCS and screening subsystems for our collaborators, as well as costs related to the completion of contracted service commitments under new drug discovery services agreements.

Research and development expenses increased 26% to $16.2 million in 2000 from $12.8 million in 1999, which was a 29% decrease from $18.2 million in 1998. The increase in 2000 is due to the growth of operations during the year and the initiation of the Big Biology internal drug discovery effort. The decrease in 1999 reflects a shift in drug discovery services resources from internal research and development to external customer-funded activities to support new as well as ongoing drug discovery services agreements in 1999. In addition, non-recurring items in 1998, such as licensing of technology from OSI Pharmaceuticals and Xenometrix and the costs of initiating a collaboration with SIDDCO to produce a large library of compounds for our UHTSS Platform, contributed to the decrease in 1999.

Selling, general and administrative expenses increased 23% to $18.2 million in 2000 from $14.8 million in 1999, which was an 83% increase from $8.1 million in 1998. The increases for both 2000 and 1999 were primarily attributable to the growth of operations as noted above, including increases in staffing of the legal and commercial development functions, and increased professional services expenses related to merger and acquisition activity.

Interest and Other Income
Net interest and other income increased 457% to $4.5 million in 2000 from $0.8 million in 1999, which was a 54% decrease from $1.8 million in 1998. The increase in 2000 resulted from interest income from higher average cash and investment balances primarily due to net proceeds of $71 million from our private placement of common stock in February 2000. Partially offsetting the increase in interest income was the $1.4 million net write-down of our investment in Maxim Pharmaceuticals as of December 31, 2000 due to management’s assessment that the decline in value was other-than-temporary. The decrease in 1999 primarily reflected interest income from lower average cash and investment balances than in 1998.

Liquidity and Capital Resources

At December 31, 2000, we held cash, cash equivalents and investment securities available-for-sale of $107 million and working capital of $104 million. We have funded operations to date primarily through the issuance of equity securities, receipts from corporate collaborations and strategic technology alliances, notes payable, capital equipment lease and loan financing and interest income.

At December 31, 2000, we held restricted cash totaling $4.9 million, consisting of $4.6 million of cash and certificates of deposit restricted by Industrial Revenue Bonds (“IRB”), and a $0.3 million certificate of deposit securing a facility lease agreement letter of credit. The IRB restricted funds will be utilized in 2001 and the letter of credit restricted funds will be reduced on a predetermined schedule.

We have entered into certain contractual commitments, subject to satisfactory performance by third parties, which obligate expenditures totaling approximately $10.0 million over the next four years.

Our strategy for the development of the UHTSS Platform includes the establishment of a syndicate of collaborators to provide us with funding for development, technology and personnel resources and payments for system validation. The UHTSS Platform co-development syndicate currently includes Bristol-Myers, Merck, Pfizer and Warner-Lambert (acquired by Pfizer in June 2000). We have also entered into agreements with Pfizer and Warner-Lambert to develop AMCS systems. In addition, we have entered into collaborations with the Cystic Fibrosis Foundation, Families of Spinal Muscular Atrophy and the Hereditary Disease Foundation to provide screen development and/or screening services, and with Warner-Lambert, Merck, Becton Dickinson, the National Cancer Institute and Pfizer for functional genomics programs. We have entered into ion channel technology agreements with Bristol-Myers, Eli Lilly, GlaxoSmithKline, American Home Products, Merck, N.V. Organon, R.W. Johnson Pharmaceutical Research Institute, Senomyx and Allergan. Other collaborations include a combinatorial chemistry agreement with SIDDCO (acquired by Discovery Partners International in January 2001) to synthesize large libraries of chemical compounds for us.

Our ability to achieve sustained profitability will be dependent upon our ability to deliver and obtain acceptance of equipment by collaborators, perform contracted screening services, sell or license new products and services, and increase market share of existing discovery services and technologies by agreements with new collaborators and expansion of agreements with existing collaborators. We may not be able to meet our revenue goals or sustain profitability on a quarterly or annual basis. Although we are actively seeking to enter into additional collaborations, we may not be able to negotiate additional collaborative agreements on acceptable terms, if at all. Some of our current collaborative agreements may be terminated by the collaborator without cause upon short notice, which would result in loss of anticipated revenue. Although certain of our collaborators would be required to pay some penalties in the event they terminate their agreements without cause, any of our collaborators may elect to terminate their agreements with us. In addition, collaborators may terminate their agreements for cause if we cannot deliver the technology in accordance with the agreements. Our collaborators may not perform their obligations as expected and we may not derive any additional revenue from the agreements. Current or future collaborative agreements may not be successful and provide us with expected benefits. Termination of our existing or future collaborative agreements, or the failure to enter into a sufficient number of additional collaborative agreements on favorable terms or generate sufficient revenues from our services and technologies could have a material adverse effect on our business, financial condition or results of operations.

An important element of our strategy includes entering into strategic transactions and evaluating strategic programs in order to maximize our business opportunities and enhance stockholder value. These transactions and programs could include acquisitions of other companies, joint ventures, collaborations, divestitures, reorganizations and research and development undertakings. We cannot assure you, however, that such transactions or programs will ultimately take place on terms favorable to us or at all, or will ultimately maximize the company’s business opportunities or enhance stockholder value. Such transactions and programs could have a number of adverse effects on us, including significant diversions of management resources, substantial write-offs or other accounting charges, requiring us to raise substantial additional capital, dilution to stockholders from the issuance of additional shares, significant variances between analysts projections and actual financial results, and volatility in our stock price.

The complexity of both the UHTSS and the AMCS has led to delays in developing these platforms that may lead to contractual disputes regarding the delivery and acceptance of these platforms by our customers. Because we are also dependent in part on the performance of our customers and suppliers in order to deliver these platforms, our ability to timely deliver these platforms may be outside of our control. Our agreement with Warner-Lambert provides for a penalty payment up to a maximum of $888,300 if we fail to deliver the completed AMCS according to a specified development schedule. Failing to meet the development schedules under any of our UHTSS and AMCS agreements could have a material adverse effect on our business, financial condition or results of operations.

To meet our expected growth needs, we are currently in negotiations for the purchase of a parcel of land adjacent to our current headquarters in San Diego, California, on which we plan to construct a 67,772 square foot engineering and manufacturing facility. Construction is anticipated to commence during the second half of 2001 at a total cost of approximately $20 million. Funding for the construction, which is expected to be approximately $17 million in 2001, will occur through the use of available funds and through construction financing. As a result of our acquisition of PanVera in March 2001, we will also incur building construction activity in Madison, Wisconsin as PanVera completes its site consolidation efforts. Construction of PanVera’s new building is expected to conclude in June 2001. PanVera is utilizing the proceeds of a $6.3 million Variable Rate Industrial Revenue Bond issued by the City of Madison to finance construction of the building. Funding in 2001 for the building is expected to be approximately $5.2 million, while funding for the related equipment and furniture of approximately $0.6 million will be obtained through lease financing arrangements.

We may be required to raise additional capital over the next several years in order to expand our operations or acquire new technology. This capital may be raised through additional public or private equity financings, borrowings and other available sources. Our business or operations may change in a manner that would consume available resources more rapidly than anticipated and substantial additional funding may be required before we can sustain profitable operations. We may not continue to generate sales from and receive payments under existing collaborative agreements and existing or potential revenue may not be adequate to fund our operations. If additional funding becomes necessary, it may not be available on favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds by entering into arrangements with others that may have a material adverse effect on our business, financial condition or results of operations. We believe that our available capital resources will be sufficient to satisfy our funding needs for at least the next twelve months.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarters ended

	March 31	June 30	September 30	December 31

2000:

Revenue	$15,286,780	$20,703,455	$19,562,233	$19,603,043

Cost of revenue	8,996,352	10,707,160	10,149,081	9,710,719

Net income (loss)	153,918	4,424,724	1,211,886	(872,612)

Basic income (loss) per share	0.01	0.20	0.06	(0.04)

Diluted income (loss) per share	0.01	0.18	0.05	(0.04)

1999:

Revenue	$7,856,903	$14,883,229	$13,117,921	$22,469,018

Cost of revenue	6,574,488	8,055,943	7,702,731	9,323,314

Net income (loss)	(4,780,589)	(481,029)	(1,793,420)	6,866,869

Basic income (loss) per share	(0.26)	(0.03)	(0.10)	0.36

Diluted income (loss) per share	(0.26)	(0.03)	(0.10)	0.33

The quarterly information for the quarters ended March 31, June 30 and September 30, 2000 have been restated from the information presented in Aurora’s quarterly filings on Form 10-Q for each of those periods to reflect the acquisition of Quorum Sciences, which was completed in October 2000, and the acquisition of PanVera Corporation, which was completed in March 2001, as if the companies had been combined for all quarters presented.

CONSOLIDATED FINANCIAL STATEMENTS INDEX

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Aurora Biosciences Corporation

We have audited the accompanying consolidated balance sheets of Aurora Biosciences Corporation (formed as a result of the consolidation of Aurora Biosciences Corporation and PanVera Corporation) as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2000. The consolidated financial statements give retroactive effect to the merger of Aurora Biosciences Corporation and PanVera Corporation on March 1, 2001, which has been accounted for using the pooling of interests method as described in the notes to the consolidated financial statements, such notes also describe the process of consolidation, given that PanVera Corporation’s fiscal years were September 30. These consolidated financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the balance sheet of PanVera Corporation as of September 30, 1999 which statements reflect total assets constituting approximately 14.5% of the 1999 consolidated financial statements total; or the statement of operations for any period in the three years ended September 30, 2000, which reflect revenues constituting approximately 15.6% of the related combined total for the three-year period ended December 31, 2000. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for PanVera Corporation for the date and periods described above is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aurora Biosciences Corporation at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, after giving retroactive effect to the merger of PanVera Corporation, as described in the notes to the consolidated financial statements, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

San Diego, California
April 27, 2001

ARTHUR ANDERSEN LLP

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of
PanVera Corporation:

      We have audited the accompanying balance sheets of PanVera Corporation (a Wisconsin corporation) as of September 30, 2000 and 1999, and the related statements of income, stockholders’ equity, and cash flows for the years then ended (not included separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PanVera Corporation as of September 30, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
October 20, 2000

KPMG LLP

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
PanVera Corporation:

      We have audited the accompanying statements of operations, stockholders’ equity, and cash flows of PanVera Corporation for the year ended September 30, 1998 (not included separately herein). These financial statements are the responsibility of PanVera Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of PanVera Corporation for the year ended September 30, 1998, in conformity with accounting principles generally accepted in the United States of America.

/s/KPMG LLP

Chicago, Illinois
November 19, 1998

AURORA BIOSCIENCES CORPORATION

Consolidated Balance Sheets

	December 31,

	2000	1999

Assets

Current assets:

Cash and cash equivalents	$24,568,825	$16,469,321

Investment securities, available-for-sale	82,067,909	20,683,696

Accounts receivable, net of allowance for doubtful accounts of $39,379 and $6,000, respectively	21,643,864	6,310,514

Notes receivable from officers and employees	50,000	50,000

Prepaid expenses	1,169,259	1,541,119

Other current assets	5,920,445	2,758,125

Total current assets	135,420,302	47,812,775

Equipment, furniture and leaseholds, net	15,811,712	12,746,492

Notes receivable from officers and employees	262,000	115,000

Restricted cash	4,925,418	7,324,685

Other assets	11,835,852	6,893,894

Total assets	$168,255,284	$74,892,846

Liabilities and stockholders’ equity

Current liabilities:

Accounts payable	$6,809,359	$4,856,133

Accrued compensation	3,497,976	2,329,852

Other current liabilities	2,428,389	686,162

Unearned revenue	15,756,148	10,234,071

Capital lease and loan obligations, current portion	2,375,563	2,497,046

Current installments of long-term notes payable	318,116	296,434

Total current liabilities	31,185,551	20,899,698

Capital lease and loan obligations, less current portion	3,381,484	4,342,726

Long-term notes payable, less current installments	6,574,482	6,967,283

Commitments

Stockholders’ equity:

Preferred stock, $.001 par value; 7,500,000 shares authorized and no shares issued and outstanding	—	—

Common stock, $.001 par value; 50,000,000 shares authorized, 22,356,542 and 19,135,428 shares issued and outstanding at December 31, 2000 and 1999, respectively	22,357	19,135

Additional paid-in capital	144,472,938	65,879,222

Accumulated other comprehensive income (loss)	546,274	(48,567)

Deferred compensation	(113,333)	(830,112)

Accumulated deficit	(17,814,469)	(22,336,539)

Total stockholders’ equity	127,113,767	42,683,139

Total liabilities and stockholders’ equity	$168,255,284	$74,892,846

See accompanying notes.

AURORA BIOSCIENCES CORPORATION

Consolidated Statements of Operations

	Years ended December 31,

	2000	1999	1998

Revenue	$75,155,511	$58,327,071	$33,510,804

Operating expenses:

Cost of revenue	39,563,312	31,656,476	27,109,849

Research and development	16,172,163	12,849,044	18,203,963

Selling, general and administrative	18,180,909	14,786,716	8,099,959

Total operating expenses	73,916,384	59,292,236	53,413,771

Income (loss) from operations	1,239,127	(965,165)	(19,902,967)

Interest income	7,002,122	1,865,942	2,509,949

Interest expense	(1,083,937)	(1,050,011)	(740,044)

Loss on investment due to decline in value deemed other-than-temporary	(1,369,136)	—	—

Income (loss) before income taxes	5,788,176	(149,234)	(18,133,062)

Benefit from (provision for) income taxes	(870,260)	(38,935)	212,118

Net income (loss)	$4,917,916	$(188,169)	$(17,920,944)

Basic income (loss) per share	$0.23	$(0.01)	$(1.00)

Diluted income (loss) per share	$0.20	$(0.01)	$(1.00)

Shares used in computing:

Basic income (loss) per share	21,548,495	18,654,898	17,971,831

Diluted income (loss) per share	24,093,750	18,654,898	17,971,831

See accompanying notes.

AURORA BIOSCIENCES CORPORATION

Consolidated Statements of Stockholders’ Equity
Three years ended December 31, 2000

				Accumulated
	Common stock		Additional	other			Total
			paid-in	comprehensive	Deferred	Accumulated	stockholders'
	Shares	Amount	Capital	income (loss)	Compensation	Deficit	equity (deficit)

Balance at December 31, 1997	18,668,389	$18,668	$63,107,102	$—	$(3,072,560)	$(4,227,426)	$55,825,784

Issuance of common stock, net	173,584	174	619,160	—	—	—	619,334

Issuance of common stock for acquired technology	75,000	75	569,456	—	—	—	569,531

Repurchases of common stock	(208,335)	(208)	(24,436)	—	—	—	(24,644)

Compensation related to stock and stock options	—	—	(57,160)	—	57,160	—	—

Amortization of deferred compensation	—	—	—	—	774,794	—	774,794

Net loss	—	—	—	—	—	(17,920,944)	(17,920,944)

Balance at December 31, 1998	18,708,638	18,709	64,214,122	—	(2,240,606)	(22,148,370)	39,843,855

Issuance of common stock, net	448,483	448	2,244,533	—	—	—	2,244,981

Repurchases of common stock	(21,693)	(22)	(2,671)	—	—	—	(2,693)

Compensation related to stock and stock options	—	—	(576,762)	—	576,762	—	—

Amortization of deferred compensation	—	—	—	—	833,732	—	833,732

Net loss	—	—	—	—	—	(188,169)	(188,169)

Unrealized loss from investments	—	—	—	(48,567)	—	—	(48,567)

Comprehensive income							(236,736)

Balance at December 31, 1999	19,135,428	19,135	65,879,222	(48,567)	(830,112)	(22,336,539)	42,683,139

Issuance of common stock, net	3,222,509	3,223	78,727,426	—	—	—	78,730,649

Repurchases of common stock	(1,395)	(1)	(286)	—	—	—	(287)

Compensation related to stock and stock options	—	—	(133,424)	—	133,424	—	—

Amortization of deferred compensation	—	—	—	—	583,355	—	583,355

Adjustment for change in PanVera’s year end	—	—	—	—	—	(395,846)	(395,846)

Net income	—	—	—	—		4,917,916	4,917,916

Unrealized gain from investments	—	—	—	594,841	—	—	594,841

Comprehensive income							5,512,757

Balance at December 31, 2000	22,356,542	$22,357	$144,472,938	$546,274	$(113,333)	$(17,814,469)	$127,113,767

See accompanying notes.

AURORA BIOSCIENCES CORPORATION

Consolidated Statements of Cash Flows

	Years ended December 31,

	2000	1999	1998

Operating activities:

Net income (loss)	$4,917,916	$(188,169)	$(17,920,944)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Depreciation and amortization	3,696,631	3,465,340	2,613,457

Amortization of deferred compensation	583,355	833,732	774,794

Adjustment for change in PanVera year end	(395,846)	—	—

Other non-cash items, net	399,552	(184,000)	569,531

Changes in operating assets and liabilities:

Accounts receivable, net	(15,333,350)	(1,181,976)	(1,269,219)

Prepaid expenses and other current assets	(2,790,460)	(1,711,004)	(506,195)

Other assets	(1,675,061)	(2,060,941)	(1,690,063)

Accounts payable and accrued compensation	3,121,350	2,752,767	2,737,455

Other current liabilities	1,742,227	226,627	195,698

Unearned revenue	5,522,077	7,531,738	280,514

Other noncurrent liabilities	—	—	(154,346)

Net cash provided by (used in) operating activities	(211,609)	9,484,114	(14,369,318)

Investing activities:

Purchases of short-term investments	(90,972,401)	(10,893,919)	(23,015,257)

Sales and maturities of short-term investments	29,983,030	8,709,647	30,205,000

Purchases of property and equipment	(6,119,762)	(1,827,820)	(3,265,538)

Notes receivable from officers and employees	(232,000)	235,000	(130,000)

Restricted cash	2,399,268	(6,228,651)	215,889

Other assets	(3,144,633)	(61,047)	(2,530,840)

Net cash provided by (used in) investing activities	(68,086,498)	(10,066,790)	1,479,254

Financing activities:

Issuance of common stock, net	78,452,946	2,146,288	594,690

Proceeds from note payable	—	6,374,080	—

Principal payments on notes payable	(371,119)	(33,929)	(240,145)

Note issuance costs	(10,539)	(198,587)	—

Proceeds from capital lease and loan obligations	1,129,887	619,225	—

Principal payments on capital lease and loan obligations	(2,803,564)	(2,293,395)	(1,517,797)

Net cash provided by (used in) financing activities	76,397,611	6,613,682	(1,163,252)

Net increase (decrease) in cash and cash equivalents	8,099,504	6,031,006	(14,053,316)

Cash and cash equivalents at beginning of year	16,469,321	10,438,315	24,491,631

Cash and cash equivalents at end of year	$24,568,825	$16,469,321	$10,438,315

Supplemental disclosure of cash flow information:

Interest paid	$1,176,467	$956,668	$743,025

Income taxes paid	$360,075	$—	$—

Supplemental schedule of non-cash investing and financing activities:

Property and equipment acquired under capital leases and loans	$590,952	$1,701,489	$3,755,413

See accompanying notes.

AURORA BIOSCIENCES CORPORATION

Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Organization and Business Activity

Aurora Biosciences Corporation (“Aurora” or the “Company”) was incorporated in California on May 8, 1995 and subsequently re-incorporated in Delaware on January 22, 1996. Aurora is a drug discovery company that develops and commercializes technologies, products and services to accelerate the discovery of new medicines. Aurora’s core technologies include a broad portfolio of proprietary fluorescence assays and screening platforms designed to provide an integrated solution for drug discovery. Aurora’s fluorescence assay technologies include our GeneBLAzer™, GenomeScreen™, Vivid™ and PhosphoryLIGHT™ technologies, as well as a broad collection of fluorescent proteins. The Company’s screening platforms include an ultra-high throughput screening system, the UHTSS® Platform, and an automated master compound store, the AMCS Platform, as well as an ion channel screening platform, which includes a proprietary voltage sensor probes and voltage ion probe reader, the VIPR™ subsystem. Aurora also provides assay development and screening services as part of its drug discovery collaborations. In addition, as a result of the acquisition of PanVera Corporation in March 2001, the Company is engaged in manufacturing and marketing protein drug targets and drug screening assays for high-throughput screening and also distributes biotechnology products for other companies.

To date, the Company’s revenue has been generated from a limited number of customers in the biotechnology and pharmaceutical industries in the U.S. and Europe. In 2000, greater than 10% of the Company’s revenue resulted from transactions with each of the following customers: Pfizer, Inc. (“Pfizer”) (34%), including Warner-Lambert, which Pfizer acquired in 2000, and Merck & Co., Inc. (“Merck”) (16%). The loss of such customers could have a material adverse impact on the Company.

Basis of Presentation

These consolidated financial statements include the accounts of Aurora and its wholly-owned subsidiaries, Quorum Sciences, Inc. and PanVera Corporation (see Note 11). The acquisitions of Quorum Sciences and PanVera Corporation constituted tax-free reorganizations and have been accounted for as poolings of interests under Accounting Principles Board Opinion No. 16, “Business Combinations.” Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Quorum Sciences and PanVera Corporation as though they had been a part of Aurora for all periods presented. There were no transactions between Aurora and either Quorum Sciences or PanVera Corporation prior to the combination.

Prior to the acquisition, PanVera’s fiscal year end was September 30. In recording the business combination with Aurora, PanVera’s results of operations for the fiscal years ended September 30, 2000, 1999 and 1998 have been combined with Aurora’s results of operations for the fiscal years ended December 31, 2000, 1999 and 1998. In accordance with Accounting Principles Board Opinion No. 16, PanVera’s results of operations and cash flows for the three month period ended December 31, 2000 have been added directly to Aurora’s retained earnings and cash flows at December 31, 2000, and are excluded from reported fiscal 2000 results of operations. PanVera’s revenue and net loss for the three months ended December 31, 2000 was $3,004,843 and $395,846, respectively. Included in PanVera’s results of operations for the three months ended December 31, 2000 were merger related charges of $466,860. The restated combined balance sheet at December 31, 2000 is based on the individual balance sheets of Aurora and PanVera at December 31, 2000. The restated combined balance sheet at December 31, 1999 consists of PanVera’s balance sheet at September 30, 1999 and Aurora’s balance sheet at December 31, 1999.

Certain reclassifications were made to the financial statements of Quorum Sciences and PanVera Corporation to conform to Aurora’s presentations. All significant intercompany accounts and transactions have been eliminated.

AURORA BIOSCIENCES CORPORATION

Notes to Consolidated Financial Statements (continued)

Cash, Cash Equivalents and Investment Securities

The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents. Management determines the appropriate classification of its cash equivalents and investment securities at the time of purchase and reevaluates such determination as of each balance sheet date. Management has classified the Company’s cash equivalents and investment securities as available-for-sale securities in the accompanying financial statements. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in other comprehensive income (loss). The cost of debt securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest and dividends, are included in interest income. Realized gains and losses are also included in interest income. Declines in value judged to be other-than-temporary are identified separately from interest income. The cost of securities sold is based on the specific identification method.

The Company invests its excess cash in U.S. government and agency securities, debt instruments of financial institutions and corporations and money market funds with strong credit ratings. The Company has established guidelines regarding diversification of its investments and their maturities which are designed to maintain safety and liquidity.

Equipment, Furniture and Leaseholds

Equipment, including capitalized leased equipment, furniture and leaseholds, is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the shorter of the estimated useful lives of the respective assets (generally three to ten years) or the term of the applicable lease.

Other Assets

Equity investments in closely-held companies, in which the Company maintains an ownership interest of less than twenty percent, are carried at cost and are reviewed quarterly for impairment. Patents are carried at cost and amortized using the straight-line method over the expected useful lives, which are estimated to be four to eight years. Chemical compounds are carried at cost and amortized over the expected useful lives, which are estimated to be five years from the date of first usage of the compound.

Long-Lived Assets

The Company investigates potential impairments of its long-lived assets when there is evidence that events or changes in circumstances may have made recovery of an asset’s carrying value unlikely. An impairment loss is recognized when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. The Company has not identified any such losses to date.

Warranty Reserve

Estimated expenses for warranty obligations are accrued as revenue is recognized. Reserve estimates are adjusted periodically to reflect actual experience.

Stock Options

In accordance with the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), the Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related Interpretations in accounting for its employee stock options. Under APB 25, if the purchase price of restricted stock or the exercise price of the Company’s employee stock options equals or exceeds the fair value of the underlying stock on the date of issuance or grant, no compensation expense is recognized. Option grants to non-employees are valued in accordance with SFAS 123 and EITF 96-18 and are periodically re-measured and expensed at fair value as services are performed.

In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, “Accounting for Certain Transaction Involving Stock Compensation”, an interpretation of APB 25 (“FIN 44” or the “Interpretation”). The Interpretation, which has been adopted prospectively as of July 1, 2000, requires that stock options that have been modified to reduce the exercise price be accounted for as variable. Management believes the Company’s accounting for its stock options is in compliance with the guidelines provided in FIN 44 and, therefore, the adoption of FIN 44 did not affect the Company’s results of operations.

AURORA BIOSCIENCES CORPORATION

Notes to Consolidated Financial Statements (continued)

Revenue Recognition

The Company’s revenue recognition policies are in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) 101, Revenue Recognition in Financial Statements. SAB 101 provides guidance related to revenue recognition based on the interpretations and practices developed by the Securities and Exchange Commission. The Company generates revenue through its UHTSS syndicate customers, licensing agreements, equipment sales, collaborative research and development agreements, screening services and product sales. Many of the Company’s agreements contain multiple elements, including downstream milestone and royalty obligations.

Certain of the Company’s multiple element agreements, which include the sale of products, licenses and services, may be combined with the purchase by the Company of stock in the collaborator. The Company believes that the value assigned to each of the elements in such agreements represent the fair value of each element at the date of the agreement, and the amounts charged by the Company for the products, licenses and services are comparable to what the Company would have charged had it not purchased stock in the collaborator.

Revenue from milestones is recognized when earned, as evidenced by written acknowledgment from the collaborator, provided that (i) the milestone event is substantive and its achievability was not reasonably assured at the inception of the agreement, and (ii) the Company’s performance obligations after the milestone achievement will continue to be funded by the collaborator at a comparable level to before the milestone achievement. If both of these criteria are not met, the milestone payment is recognized over the remaining minimum period of the Company’s performance obligations under the agreement.

Revenue generated by UHTSS syndicate customer agreements, which the Company entered into during 1996 and 1997, consist primarily of funded research and development, licenses and milestones relating to the development of the UHTSS and screening services. The Company recognizes each of these components in accordance with the appropriate methodology described below. The Company also uses this same revenue recognition methodology for all other contract agreements.

Revenue from funded research and development is recognized ratably over the term of the agreement, and the Company believes that such recognition approximates the costs incurred to perform the research and development. The Company does not have an obligation to refund, nor does there exist the presumption of an obligation to refund research and development payments.

Revenue from licenses are recognized over the period of the license. If the license is perpetual and the payment is nonrefundable and non-creditable, the fee is recognized when the license is issued, unless the license pertains to ongoing collaborative efforts, in which case the license revenue is amortized over the collaborative period.

Revenue from assay development, screening and other services is recognized as the services are performed or ratably over the service period if the Company believes such method will approximate the expense being incurred. Revenue from upfront fees is deferred and recognized over the service period. Advance payments received in excess of amounts earned through performance are classified as unearned revenue and totaled $15.8 million and $10.2 million at December 31, 2000 and 1999, respectively.

Revenue from equipment sales under short-term production contracts is recognized upon shipment of the equipment. Revenue from equipment sales under long-term production contracts is recognized using the percentage of completion method, measured based on costs incurred to-date compared to estimated costs at completion. As of December 31, 2000, revenue recognized exceeded billings on long-term production contracts by $10.1 million and such amount is included in accounts receivable in the accompanying balance sheet.

Revenue under cost reimbursement contracts is recognized as the related costs are incurred. Revenue from product sales is recognized upon shipment of product.

Research and Development Expense

All research and development costs are expensed in the period incurred. Customer-sponsored research and development expenses totaled approximately $7.6 million, $4.8 million and $5.8 million in 2000, 1999 and 1998, respectively. Revenue from customer-sponsored research and development totaled approximately $21.6 million, $25.3 million and $11.2 million in 2000, 1999 and 1998, respectively. Company-sponsored research and

AURORA BIOSCIENCES CORPORATION

Notes to Consolidated Financial Statements (continued)

development expenses totaled approximately $8.6 million, $8.0 million and $12.4 million in 2000, 1999 and 1998, respectively.

Advertising

The Company advertises in various scientific journals and trade publications. It is the policy of the Company to expense these costs in the months these advertisements are run. Advertising costs totaled approximately $418,000, $327,000 and $215,000 in 2000, 1999 and 1998, respectively.

Income (Loss) Per Share

In accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share (“SFAS 128”), basic income (loss) per share is calculated based upon the weighted average shares of common stock outstanding during the period, and excludes any dilutive effects of options, warrants and convertible securities. In 2000, diluted income per share also gives effect to all potential dilutive common shares outstanding during the period. In 1999 and 1998, all potential dilutive common shares have been excluded from the calculation of diluted loss per share as their inclusion would be anti-dilutive.

Segment Information

Statement of Financial Accounting Standards No. 131, Segment Information (“SFAS 131”), requires disclosure of certain financial information about operating segments, products, services and geographic areas in which they operate. The Company has not reported segment information because the Company operates in only one business segment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2. Cash Equivalents and Investment Securities

A summary of cash equivalents and available-for-sale investment securities is shown below:

		Gross	Gross
		Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

December 31, 2000

Money market funds	$3,454,785	$—	$—	$3,454,785

U.S. government and agency securities	18,342,723	29,390	2,723	18,369,390

U.S. corporate securities	77,075,426	408,544	88,936	77,395,034

Total debt securities	98,872,934	437,934	91,659	99,219,209

Equity securities	630,864	—	—	630,864

Total debt and equity securities	99,503,798	437,934	91,659	99,850,073

Less amounts classified as cash equivalents	(17,782,164)	—	—	(17,782,164)

Total investment securities, available-for-sale	$81,721,634	$437,934	$91,659	$82,067,909

December 31, 1999

Money market funds	$4,622,220	$—	$—	$4,622,220

U.S. government and agency securities	9,934,933	220	3,096	9,932,057

U.S. corporate securities	15,944,345	203	45,894	15,898,654

Total debt securities	30,501,498	423	48,990	30,452,931

Less amounts classified as cash equivalents	(9,769,235)	—	—	(9,769,235)

Total investment securities, available-for-sale	$20,732,263	$423	$48,990	$20,683,696

AURORA BIOSCIENCES CORPORATION

Notes to Consolidated Financial Statements (continued)

Realized gains or losses on sales of available-for-sale securities were not significant in 2000, 1999 and 1998. The Company recognized a loss of $1,369,000 in 2000 related to a net write-down of its investment in Maxim Pharmaceuticals to its fair market value as of December 31, 2000. The net adjustment to unrealized holding gains (losses) on available-for-sale securities included in comprehensive income totaled $346,275, net of tax, in 2000. The estimated fair value of available-for-sale debt securities as of December 31, 2000 by contractual maturity is as follows: $24.0 million due within one year and $74.5 million due in one to two years.

3. Notes Receivable from Officers and Employees

Notes receivable from officers and employees generally consist of relocation and housing loans to assist in the relocation of new employees. These notes are generally secured by a deed of trust on the individual’s principal residence. Notes receivable as of December 31, 2000 include two separate loans to officers of the Company of $132,000 and $30,000. The $132,000 note is interest-free and is due in 2003. The $30,000 note is interest-free and is due in 2003, but will be forgiven in $15,000 increments during 2001 and 2002 provided that such officer remains an employee of the Company.

4. Balance Sheet Details

Accounts receivable includes unbilled amounts totaling $11,665,935 and $3,465,264 at December 31, 2000 and 1999, respectively. Unbilled receivables represent amounts due from customers that will be billed at future dates in accordance with contract terms. The unbilled receivables at December 31, 2000 are expected to be billed and collected within one year.

Equipment, furniture and leaseholds consists of the following:

	December 31,

	2000	1999

Scientific equipment	$8,323,376	$7,016,467

Office furniture, computers and equipment	7,187,258	5,487,284

Leasehold improvements	5,722,042	5,363,131

Construction in process	5,104,821	1,880,578

	26,337,497	19,747,460

Less accumulated depreciation and amortization	(10,525,785)	(7,000,968)

	$15,811,712	$12,746,492

The cost of equipment, furniture and leaseholds under capital leases and loans at December 31, 2000 and 1999 was $13,190,547 and $11,469,708, respectively. The accumulated depreciation and amortization of equipment, furniture and leaseholds under capital leases and loans at December 31, 2000 and 1999 was $7,197,961 and $5,283,909, respectively.

Other assets consist of the following:

	December 31,

	2000	1999

Chemical compounds	$3,570,112	$2,862,494

Equity investments	5,700,000	2,400,003

Patents and licenses	1,398,885	1,104,705

Deposits and other, noncurrent	1,166,855	526,692

	$11,835,852	$6,893,894

The above amounts are net of accumulated amortization of patents, licenses and compounds of $1,231,709 and $603,007 at December 31, 2000 and 1999, respectively.

AURORA BIOSCIENCES CORPORATION

Notes to Consolidated Financial Statements (continued)

5. Commitments

Consulting Agreements

The Company has entered into various consulting agreements with its Scientific Advisors and others for aggregate minimum annual fees of approximately $140,000 over the next three years. The agreements are cancelable by either party upon 60 or 90 days written notice. During the years ended December 31, 2000, 1999 and 1998, the Company expensed approximately $170,000, $190,000 and $250,000, respectively, of fees and expense reimbursements related to these agreements.

Technology and License Agreements

The Company has entered into various strategic technology and license agreements with third parties pursuant to the development of its screening systems and the synthesis of chemical compounds. These agreements contain varying terms and provisions which require the Company to make payments to the third parties, subject to satisfactory performance by the third parties. Pursuant to these agreements, the Company paid approximately $900,000, $1,700,000 and $1,400,000 in 2000, 1999 and 1998, respectively, and is obligated to pay a total of approximately $4.2 million over the next four years.

The Company has also entered into various license agreements with corporations and academic institutions regarding rights to certain inventions and technologies. Most such agreements may be terminated by the Company with 60 days written notice without significant financial penalty. Pursuant to these agreements, the Company paid approximately $740,000, $520,000 and $1,070,000 in 2000, 1999 and 1998, respectively, and is obligated to pay a total of approximately $1.3 million over the next four years.

Notes Payable

The following is a summary of notes payable:

	December 31,

	2000	1999

Note payable to bank	$—	$37,453

Subordinated promissory note	592,598	926,264

Variable Rate Demand Industrial Revenue Bonds	6,300,000	6,300,000

	6,892,598	7,263,717

Less current installments	(318,116)	(296,434)

Total	$6,574,482	$6,967,283

On July 1, 1997, the Company purchased 200,000 shares of its common stock from a stockholder for $1,461,741. The Company paid for the purchase by making a cash payment of $400,000 and issuing a subordinated promissory note in the amount of $1,061,741 with an imputed interest rate of 8.5%. On July 1, 1999, this note was amended and accrued interest in the amount of $74,080 was added to the outstanding principal balance of $852,184 for a total new balance of $926,264. Interest is now imputed at 4.91%. Payments of principal and interest are due in quarterly installments through July 1, 2002.

On October 1, 1998, the City of Madison, Wisconsin (“City”) issued $6,300,000 of Variable Rate Demand Industrial Revenue Bonds, Series 1998. The Company is utilizing the proceeds to finance the construction of a new laboratory, production and office facility for the Company. Terms of the loan agreement are subject to the terms of the bonds. The loan bears interest payable monthly at a rate which is the lesser of a variable rate based upon the prevailing market conditions required to resell the bonds at par value or 12%. Variable rate adjustments are made at specified periodic determination dates. The interest rate on the bonds may be converted to a fixed rate at the option of the Company. At December 31, 2000, the variable rate of interest was 5.10%. Interest incurred in 2000 and 1999 was $386,327 and $280,952, respectively. Interest capitalized in 2000 was $9,375. No interest was capitalized during 1999. Principal payments are due in annual installments beginning October 2002 through October 2018. Included in restricted cash at December 31, 2000 is $4,592,085 of Variable Rate Demand Industrial Revenue Bond funds.

AURORA BIOSCIENCES CORPORATION

Notes to Consolidated Financial Statements (continued)

As a condition of the sale of the aforementioned Variable Rate Demand Industrial Revenue Bonds, Series 1998, the Company entered into an irrevocable letter of credit agreement with a bank as security for the bonds in the amount of $6,393,206. The original letter of credit required annual fees of 1% and was renewable annually until October 2008. It was secured by a General Business Security Agreement and an unlimited personal guarantee by an officer of the Company, subject to certain financial covenants. As this letter of credit was terminated prior to the third anniversary of the date of issuance, a termination fee of $10,539 was assessed and is included in the results of operations for 2000.

A replacement letter of credit was obtained June 1, 2000. The agreement has an initial five-year term with annual extensions thereafter through October 15, 2015. The agreement has an initial fee of 2% of the letter of credit in the first year and dropping to an annual .85% of the letter of credit thereafter. The letter of credit is secured by a General Business Security Agreement, subject to certain financial covenants. These covenants are tangible net worth, unsubordinated debt to tangible net worth ratio, and fixed charge coverage ratio. At December 31, 2000, the Company was in compliance with or had received a waiver from the bank for these covenants.

Total annual maturities of debt are as follows:

Years ended December 31, 2001	$318,116

2002	499,482

2003	230,000

2004	240,000

2005	245,000

Thereafter	5,360,000

$6,892,598

At December 31, 2000, the Company had available a $1 million line of credit with a bank available on a demand basis. The interest rate on outstanding borrowings is 1.9% over the 30 day LIBOR rate. Borrowings are limited to specified percentages of eligible accounts receivable and inventory. No borrowings were outstanding on this line of credit at or during the year ended December 31, 2000.

At December 31, 2000, the Company also had available a $1 million transaction note subject to the same terms and conditions as the line of credit. No borrowings were outstanding on this note at or during the year ended December 31, 2000.

Both the line of credit and transaction note are cross collateralized with the letter of credit.

Leases and Loans

The Company leases its facilities and certain equipment under operating lease agreements which expire at various dates through September 2008. One of the facility lease agreements is secured by a letter of credit totaling $333,333, which is secured by a certificate of deposit. At December 31, 2000, such restricted cash totaled $333,333. The letter of credit will be reduced in January 2001 to $148,664 based on a predetermined schedule. Rent expense totaled approximately $2,170,000, $1,904,000 and $1,836,000 in 2000, 1999 and 1998, respectively.

During 1999, the Company entered into a lease for land on which future facilities are being constructed. The term of this lease is fifty years and three months with one twenty-year option to extend. Rents are adjusted after every fifth year by the percentage of change in the Consumer Price Index subject to a limit of 40% increase or decrease. Lease rates are reset based on the fair market value of the property at the beginning of year twenty-six and again in year fifty-one, should the twenty-year option be elected. Payments under this land lease began in year 2000 and lease expense for this lease in 2000 was $15,000.

The Company subleased a portion of its facilities to an affiliate through July of 1999. Income for this sublease included as a credit to rent expense was $51,825 and $42,804 in 1999 and 1998, respectively.

In November 1997, the Company subleased certain of its facilities to a third party under an operating lease which expired in October 1999. Total sublease income in 1999 and 1998 included as a credit to rent expense was $763,000

AURORA BIOSCIENCES CORPORATION

Notes to Consolidated Financial Statements (continued)

and $935,000, respectively. In 2000, the Company subleased a portion of its facilities to a third party. Income for this sublease was $4,944 for 2000.

The Company leases certain equipment and improvements under capital lease and loan agreements which expire at various dates through June 2004.

Annual future minimum lease payments for operating and capital leases and loans as of December 31, 2000 are as follows:

		Capital Leases
	Operating Leases	and Loans

Years ended December 31, 2001	$2,680,904	$2,808,764

2002	2,174,311	2,519,473

2003	2,113,269	1,028,069

2004	2,145,764	100,590

2005	2,175,178	—

Thereafter	12,126,591	—

Total minimum lease and loan payments	$23,416,017	6,456,896

Less amounts representing interest		(699,849)

Present value of capital lease and loan payments		5,757,047

Less current portion		(2,375,563)

Capital lease and loan obligations, noncurrent		$3,381,484

6. Stockholders’ Equity

Common Stock

Certain shares of common stock have been issued to founders, directors and employees of, and consultants to, the Company. In connection with certain stock purchase agreements, the Company has the option to repurchase, at the original issue price, any unvested shares in the event of termination of employment or engagement. Shares issued under these agreements generally vest over four years. At December 31, 2000, 2,197 shares of common stock were subject to repurchase by the Company.

In February 2000, the Company completed a private placement of 1.8 million shares of newly issued common stock to selected institutional and other accredited investors. The purchase price was $42.00 per share, resulting in net proceeds of approximately $71 million.

Deferred Compensation

The Company records and amortizes over the related vesting periods deferred compensation representing the difference between the price per share of restricted stock issued or the exercise price of stock options granted and the fair value of the Company’s common stock at the date of issuance or grant.

Stock Option and Purchase Plans

In 1996, the Company adopted the 1996 Stock Plan (the “Stock Plan”), under which, as amended, 8,000,000 shares of the Company’s common stock were reserved for future issuance. The Stock Plan provides for the grant of incentive stock options and stock appreciation rights to employees and nonstatutory stock options and stock purchase rights to employees, directors and consultants. All options granted under the Stock Plan expire not later than ten years from the date of grant and vest and become fully exercisable after not more than five years of continued employment or engagement. Options generally vest over four years, with one-fourth of the shares vesting after one year and the remainder vesting monthly over the next thirty-six months. The exercise price of incentive stock options must be equal to at least the fair market value of the Company’s common stock on the date of grant, and the exercise price of nonstatutory options may be no less than 85% of the fair market value of the Company’s common stock on the date of grant.

In 1997, the Company adopted a Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), under which 240,000 shares of the Company’s common stock were reserved for future issuance. All options granted under the Directors’ Plan expire no later than ten years from the date of grant and vest and become fully exercisable after not

AURORA BIOSCIENCES CORPORATION

Notes to Consolidated Financial Statements (continued)

more than four years of continued service. Initial grants of options issued to date generally vest monthly over four years and annual grants of options issued to date generally vest monthly over one year. The exercise price of each option must be equal to the fair market value of the Company’s common stock on the date of grant.

In 1997, the Company adopted an Employee Stock Purchase Plan (the “Purchase Plan”), under which, as amended, 700,000 shares of the Company’s common stock were reserved for future issuance. The Purchase Plan provides for all eligible employees to purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lesser of the fair market value per share of the Company’s common stock on the start date of each overlapping two-year offering period or on the date on which each semi-annual purchase period ends. At December 31, 2000, 644,179 shares of common stock have been issued pursuant to the Purchase Plan.

In October 2000, in connection with the acquisition of Quorum Sciences, Inc., the Company assumed the obligations under certain non-plan stock option agreements (“Non-Plan Stock Option Agreements”). Under such Non-Plan Stock Option Agreements, the Company is obligated to issue up to 4,354 shares of the Company’s common stock pursuant to the exercise of stock options outstanding on the date of the acquisition of Quorum Sciences, Inc. The Company does not anticipate issuing any additional stock options pursuant to any additional Non-Plan Stock Option Agreements.

In March 2001, in connection with the acquisition of PanVera Corporation, the Company assumed the obligations under the 1993 Stock Plan of PanVera Corporation (the “PanVera Plan”) under which 260,222 shares of the Company’s common stock was reserved for issuance. The PanVera Plan provides for the grant of incentive stock options to employees of PanVera. All options granted under the PanVera Plan expire not later than ten years from the date of grant and vest and become fully exercisable after not more than four years of continued employment or engagement. Options generally vest over four years, with one-fifth of the shares vesting after six months, one-fifth vesting after one year and the remainder vesting annually over the next three years. The exercise price of incentive stock options must be equal to the stock’s estimated fair market value at the time of grant. The Company does not anticipate issuing any additional stock options pursuant to any additional PanVera Plan stock option agreements.

Pro forma information regarding net income (loss) and income (loss) per share is required by SFAS 123, and has been determined as set forth below as if the Company had accounted for stock options and shares issued under the Stock Plan, Directors’ Plan, PanVera Plan and Non-Plan Stock Option Agreements under the fair value method of SFAS 123. The fair value of stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2000, 1999 and 1998: risk-free interest rates of 4.69%, 6.57% and 4.59%, respectively; no annual dividends; volatility factor of 100%, 60% and 60%, respectively; and an expected option life of five years. The weighted-average fair value of stock options granted during 2000, 1999 and 1998 was $33.28, $4.44 and $4.14, respectively.

Shares issued under the Purchase Plan were valued based upon the difference, if any, between the market value of the stock and the purchase price of the shares on the date of purchase. The weighted-average fair value on the date of purchase for stock purchased under this plan was $3.64, $5.32 and $5.32 in 2000, 1999 and 1998, respectively.

For purposes of pro forma disclosures, the estimated fair value of stock options is amortized to expense over the options’ respective vesting periods and the estimated fair value of shares issued under the Purchase Plan are amortized to expense over the respective offering periods. If compensation cost for the Company’s Stock Plan, Director’s Plan, PanVera Plan, Non-Plan Stock Option Agreements and Purchase Plan had been determined based on the fair value at the grant date as defined by SFAS 123, the Company’s pro forma results for 2000, 1999 and 1998 would have been as follows:

	2000	1999	1998

Pro forma loss	$(8,634,899)	$(4,418,863)	$(18,954,913)

Pro forma basic and diluted loss per share	$(0.40)	$(0.24)	$(1.05)

The following table summarizes stock option activity under the Stock Plan, Directors’ Plan, PanVera Plan and Non-Plan Stock Option Agreements and related information through December 31, 2000:

AURORA BIOSCIENCES CORPORATION

Notes to Consolidated Financial Statements (continued)

	Number of	Weighted-Average
	Options	Exercise Price

Outstanding at December 31, 1997	1,302,922	$5.31

Granted	2,980,527	$7.35

Exercised	(30,543)	$1.43

Cancelled	(1,282,519)	$10.77

Outstanding at December 31, 1998	2,970,387	$5.05

Granted	1,351,412	$8.20

Exercised	(238,061)	$3.57

Cancelled	(344,418)	$6.41

Outstanding at December 31, 1999	3,739,320	$6.17

Granted	1,551,756	$44.30

Exercised	(1,062,055)	$5.23

Cancelled	(325,545)	$11.24

Outstanding at December 31, 2000	3,903,476	$21.16

At December 31, 2000, 2,919,435 shares remain available for grant under the Stock and Directors’ Plans, and no shares remain available for grant under the PanVera Plan and Non-Plan Stock Option Agreements.

In November 1998, the Board of Directors authorized a plan whereby employee option holders under the Stock Plan could have exchanged all of his or her current vested and unvested options on a one-for-one basis for new options priced at the market value as of November 19, 1998. This plan was not available to members of the Board of Directors and executive officers were not permitted to exchange options with an exercise price of $10.00 or below, with the exception of one officer who did not meet the criteria to be included as a “Named Executive Officer” in the Company’s Proxy Statement. Under this plan, an aggregate of 1,099,430 options with an average exercise price of $11.04 per share were exchanged for options with an exercise price of $5.25 per share. The replacement options vest and expire based on the original grant date. The replacement options were not exercisable until November 20, 1999. All replacement options are included in grants and cancellations in the above summary of stock option activity.

The following table summarizes information about stock options outstanding under the Company’s Stock, Directors’ and PanVera Plans and Non-Plan Stock Option Agreements at December 31, 2000:

	Options Outstanding			Options Exercisable

		Weighted-
		Average
		Remaining	Weighted-		Weighted-
Range of	Number of	Contractual	Average	Number of	Average
Exercise Prices	Options	Life	Exercise Price	Options	Exercise Price

$0.08 - $5.25	788,387	6.23	$3.58	477,705	$2.72

$5.34 - $6.72	810,801	8.07	$6.13	303,619	$6.15

$7.13 - $23.06	910,546	8.32	$10.14	305,035	$9.25

$26.50 - $36.50	722,750	9.20	$34.78	—	—

$36.88 - $122.50	670,992	9.46	$60.28	10,835	$38.19

$0.08 - $122.50	3,903,476	8.37	$21.16	1,097,194	$5.83

AURORA BIOSCIENCES CORPORATION

Notes to Consolidated Financial Statements (continued)

Common Stock Reserved for Future Issuance

At December 31, 2000, the Company has reserved shares of common stock for future issuance as follows:

Common stock and stock options under 1996 Stock Plan	6,388,167

Common stock under Employee Stock Purchase Plan	55,821

Stock options under Directors’ Plan	170,168

Stock options under Non-Plan Stock Option Agreements	4,354

Stock options under PanVera Plan	260,222

Other	417

6,879,149

7. Income Taxes

The provision for income taxes on earnings subject to income taxes differs from the statutory federal rate due to the following:

	Years ended December 31,

	2000	1999	1998

Federal income taxes (benefit)	$2,914,736	$144,834	$(6,515,416)

State income tax, net of federal benefit	253,806	2,194	459

Tax effect of permanent differences	211,718	199,907	188,839

Alternative minimum taxes	274,000	116,000	—

Increase (decrease) in valuation allowance and other	(2,784,000)	(424,000)	6,114,000

	$870,260	$38,935	$(212,118)

The provision (benefit) for income taxes attributable to continuing operations consisted of the following:

	Years ended December 31,

	2000	1999	1998

Current federal income taxes provision (benefit)	$470,360	$50,751	$(145,685)

Current state income taxes provision (benefit)	399,900	(11,816)	(66,433)

Net income tax provision (benefit)	$870,260	$38,935	$(212,118)

The Company had federal and California tax net operating loss carryforwards at December 31, 2000 of approximately $53.8 million and $41.1 million, respectively. The net operating loss carryforwards are a result of stock option deductions and the benefit of these net operating loss carryforwards will be credited to equity when realized. The federal and California tax loss carryforwards will begin to expire in 2018 and 2004, respectively. The Company also had federal and California research tax credit carryforwards of approximately $670,000 and $431,000, respectively, which will begin to expire in 2011 unless previously utilized. The Company also had a California manufacturer’s investment tax credit carryforward of approximately $351,000, which will begin to expire in 2005 unless previously utilized. The Company has federal and California alternative minimum tax credit carryforwards of approximately $101,000 and $8,200, respectively, which may be carried forward indefinitely.

Pursuant to Sections 382 and 383 of the Internal Revenue Code, use of these net operating loss and credit carryforwards may be substantially limited because of cumulative changes in the Company’s ownership of more than 50%. However, the Company does not believe such limitations will have a material impact upon the utilization of these carryforwards.

Significant components of the Company’s net deferred tax assets as of December 31, 2000 and 1999 are shown below. Valuation allowances of $27,995,000 and $9,039,000 at December 31, 2000 and 1999, respectively, have been recognized to offset deferred tax assets to the extent realization of such assets is uncertain.

AURORA BIOSCIENCES CORPORATION

Notes to Consolidated Financial Statements (continued)

	December 31,

	2000	1999

Deferred tax assets:

Net operating loss carryforwards	$21,208,000	$4,571,000

Deferred revenue	4,128,000	2,402,000

Tax credit carryforwards	1,366,000	1,370,000

Capitalized research and development	682,000	779,000

Other, net	1,504,000	1,023,000

Total deferred tax assets	28,888,000	10,145,000

Deferred tax liability:

Depreciation	(689,000)	(746,000)

Other, net	(7,000)	(5,000)

Net deferred tax assets	28,192,000	9,394,000

Valuation allowance for net deferred tax assets	(27,995,000)	(9,039,000)

Net deferred taxes	$197,000	$355,000

8. Income (Loss) Per Share

The following table sets forth the computation of basic and diluted income (loss) per share:

	Years ended December 31,

	2000	1999	1998

Numerator:

Net income (loss)	$4,917,916	$(188,169)	$(17,920,944)

Denominator:

Shares used in basic income (loss) per share computations — weighted average common shares outstanding	21,548,495	18,654,898	17,971,831

Effect of dilutive securities:

Nonvested common stock	30,482	—	—

Common stock options	2,514,773	—	—

Shares used in diluted income (loss) per share computations	24,093,750	18,654,898	17,971,831

For additional disclosures regarding nonvested common stock and common stock options, see Note 6.

Basic income (loss) per share excludes the weighted average effects of the Company’s nonvested common stock totaling 30,482, 184,628 and 693,861 shares for the years ended December 31, 2000, 1999 and 1998, respectively. Nonvested common stock is not included in basic income (loss) per share until the time-based vesting restrictions have lapsed.

Options to purchase 3,739,320 and 2,970,387 shares of common stock and 84,666 and 349,428 shares of nonvested common stock were outstanding at December 31, 1999 and 1998, respectively, but were not included in the computation of diluted earnings per share because the effect would be anti-dilutive.

9. 401(k) Retirement Savings Plan

The Company maintains a 401(k) Retirement Savings Plan and a 401(k) Profit Sharing Plan and Trust (collectively, the “Plan”) covering substantially all employees of the Company and its wholly-owned subsidiaries who have completed certain service requirements. Participants may contribute a portion of their compensation to the Plan through payroll deductions. The Company paid Plan expenses totaling $12,800, $13,400 and $7,700 in 2000, 1999 and 1998, respectively. Company matching contributions, if any, are determined by the Company at its sole discretion. Company contributions under the Plan totaled $338,000, $225,000 and $133,000 in 2000, 1999 and 1998, respectively.

AURORA BIOSCIENCES CORPORATION

Notes to Consolidated Financial Statements (continued)

10. Collaborative Agreements

The Company has entered into the following collaborative agreements:

Ultra-high Throughput Screening System and Screen Development Agreements

The Company entered into collaborative agreements (the “Agreements”) with BMS and Eli Lilly and Company, Inc. (“Lilly”) in 1996, Warner-Lambert (acquired by Pfizer in 2000) and Merck in 1997, and Pfizer in 1999 (collectively, the “Collaborators”) regarding the development and installation of the Company’s UHTSS Platform at each of the Collaborators. Under the terms of each of the Agreements, the Company is required to develop and separately install three modules to be integrated into one complete UHTSS Platform. In return, the Collaborators are obligated to make certain payments to the Company in the form of delivery or installation payments, and ongoing research and co-development funding. The Company is obligated to provide service and support for each installed UHTSS Platform for a limited period of time. Installation of the UHTSS Platform at BMS was completed in December 2000. The UHTSS Platforms for the remaining Collaborators are expected to be installed in 2001.

The Company and the Collaborators will also co-develop high throughput screening assays for use by the Collaborators. In addition to certain payments to be made by the Collaborators for the use of these assays and assay technologies, the Collaborators will also make certain milestone and royalty payments to the Company if the Collaborators develop and commercialize certain compounds identified using a screen developed by the Company.

In November 1999, the Company and Lilly agreed to amend their collaborative research and license agreement and discontinue further development of Lilly’s UHTSS Platform. The companies continued their collaborative screen development program and Lilly extended its license to certain of the Company’s technologies as part of the amendment.

The Company entered into agreements with Warner-Lambert in 1998 and Pfizer in 1999 to develop an automated master compound storage (“AMCS”) system for long-term housing of chemical and biological compounds.

Screening Services Agreements

Aurora has entered into drug discovery collaborations with Allergan, the Cystic Fibrosis Foundation, Families of Spinal Muscular Atrophy and the Hereditary Disease Foundation. The Company has also entered into agreements with Warner-Lambert, Becton Dickinson and Company and Merck to provide functional genomics services using the Company’s GenomeScreen technology. In addition, Aurora has entered into agreements in the area of ion channel drug discovery with certain UHTSS Collaborators, GlaxoSmithKline, the Pharmaceutical Division of American Home Products, R.W. Johnson Pharmaceutical Research Institute and Janssen Research Foundation, Organon and Senomyx. Under these agreements, the Company will develop assays, deliver instrumentation and provide ongoing scientific and technical support related to ion channels.

The Company intends to continue to enter into such agreements to provide services. Such agreements vary in length and size, however, under these agreements, the Company is required to develop screening assays and to perform screening services. The customer is obligated to make certain payments to the Company in the form of development payments and fees for screening services. Generally, the customer is also required to make certain milestones and royalty payments to Aurora in the event of development and commercialization of a compound identified using a screen developed by Aurora.

11. Business Combinations

In October 2000, Aurora acquired Quorum Sciences, Inc., a development stage biotechnology company incorporated in April 1998. Quorum Sciences is developing anti-infective technology based upon the disruption of chemical signaling between bacteria cells. The merger was effected by exchanging 76,924 shares of Aurora common stock for all of the outstanding common stock of Quorum Sciences. Each share of Quorum Sciences was exchanged for approximately 0.028 of one share of Aurora common stock. In addition, outstanding Quorum Sciences stock options were converted at the same exchange factor into options to purchase 4,354 shares of Aurora common stock.

In March 2001, Aurora acquired PanVera Corporation, a biotechnology company based in Madison, Wisconsin, engaged in the development, manufacture and worldwide supply of protein drug targets and drug screening assays for high-throughput screening. The merger was effected by exchanging 1,639,701 shares of Aurora common stock for all of the outstanding common stock of PanVera Corporation. Each share of PanVera Corporation was

AURORA BIOSCIENCES CORPORATION

Notes to Consolidated Financial Statements (continued)

exchanged for approximately 1.34223 shares of Aurora common stock. In addition, outstanding PanVera stock options were converted at the same exchange ratio into options to purchase 260,222 shares of Aurora common stock.

The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow:

	Years ended December 31,

	2000	1999	1998

Revenue:

Aurora	$63,364,614	$50,324,301	$26,537,888

Quorum Sciences	425,997	197,160	20,000

PanVera	11,364,900	7,805,610	6,952,916

Combined	$75,155,511	$58,327,071	$33,510,804

Net income (loss):

Aurora	$4,653,387	$151,919	$(18,653,118)

Quorum Sciences	(299,961)	(361,236)	(53,557)

PanVera	564,490	21,148	785,731

Combined	$4,917,916	$(188,169)	$(17,920,944)

Basic net income (loss) per share

Aurora	$0.23	$0.01	$(1.14)

Quorum Sciences	$(6.40)	$(6.94)	$(2.22)

PanVera	$0.34	$0.01	$0.48

Diluted net income (loss) per share

Aurora	$0.21	$0.01	$(1.14)

Quorum Sciences	$(6.40)	$(6.94)	$(2.22)

PanVera	$0.30	$0.01	$0.43

12. Subsequent Event (unaudited)

On April 30, 2001, Aurora and Vertex Pharmaceuticals Incorporated (“Vertex”) announced that they had entered into a definitive agreement whereby Vertex will acquire Aurora in a stock-for-stock transaction. Under the terms of the agreement, shares of Aurora common stock will convert into shares of newly issued Vertex common stock at a fixed ratio of 0.62 shares of Vertex common stock for each share of Aurora common stock. Upon completion of the merger, outstanding options to purchase shares of Aurora common stock will become options to purchase shares of Vertex common stock, at the same exchange ratio of 0.62. The transaction is intended to be accounted for as a pooling of interests. The merger, which has been approved unanimously by the Boards of Directors of both Vertex and Aurora, is expected to close in the third quarter of 2001, subject to approval by the shareholders of both Vertex and Aurora, regulatory approval, and other closing conditions. Aurora filed a Form 8-K on April 30, 2001 in connection with this transaction.

ITEM 7.(c) Exhibits.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Arthur Andersen LLP, Independent Public Accountants.

23.3	Consent of KPMG LLP, Independent Auditors.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA BIOSCIENCES CORPORATION

By:	/s/ Stuart J.M. Collinson

Stuart J.M. Collinson, President, Chief Executive
Officer and Chairman of the Board of Directors

Date:    May 18, 2001

INDEX TO EXHIBITS

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Arthur Andersen LLP, Independent Public Accountants.

23.3	Consent of KPMG LLP, Independent Auditors.